The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Securities, and it is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated January 4, 2018.

PRELIMINARY PRICING SUPPLEMENT No. T1194 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated January 4, 2018

Credit Suisse AG $• Trigger GEARS

Linked to the Performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index due January 31, 2023

Principal at Risk Securities

Investment Description

These Trigger GEARS (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return of the Least Performing Underlying is greater than zero, Credit Suisse will pay a cash payment equal to the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return of the Least Performing Underlying multiplied by (iii) the Upside Gearing expected to be between 2.30 and 2.40 (the actual Upside Gearing will be determined on the Trade Date). If the Underlying Return of the Least Performing Underlying is less than or equal to zero and the Final Underlying Level of the Least Performing Underlying is at or above its Downside Threshold, Credit Suisse will pay the full Principal Amount at maturity. However, if the Final Underlying Level of the Least Performing Underlying is below its Downside Threshold, Credit Suisse will pay you a cash payment that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the Underlying Return of the Least Performing Underlying. In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your initial investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates*

❑   Enhanced Growth Potential: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Least Performing Underlying. If the Underlying Return of the Least Performing Underlying is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Underlying Return of the Least Performing Underlying multiplied by the Upside Gearing. If the Underlying Return of the Least Performing Underlying is less than zero, investors may be exposed to the negative Underlying Return of the Least Performing Underlying at maturity.

❑   Contingent Repayment of Principal at Maturity: If the Underlying Return of the Least Performing Underlying is less than or equal to zero and the Final Underlying Level of the Least Performing Underlying is at or above its Downside Threshold, Credit Suisse will pay you the Principal Amount at maturity. However, if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you an amount less than your full Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Trade Date* Settlement Date* Final Valuation Date** Maturity Date**	January 26, 2018 January 31, 2018 January 26, 2023 January 31, 2023
* Expected. ** Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING FROM ITS INITIAL UNDERLYING LEVEL TO ITS FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index. The indicative Upside Gearing range for the Securities is listed below. The actual Initial Underlying Levels, Upside Gearing and Downside Thresholds will be determined on the Trade Date. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Least Performing Underlying. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Initial Underlying Levels	Upside Gearing	Downside Thresholds	CUSIP	ISIN
S&P 500® Index		2.30 to 2.40	50% of the Initial Underlying Level	22549E101	US22549E1010
EURO STOXX 50® Index			50% of the Initial Underlying Level

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date will be between $9.40 and $9.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index due January 31, 2023	$•	$10	$•	$0.35	$•	$9.65

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

♦	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement and, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦  You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦  You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦  You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦  You believe that the level of the Least Performing Underlying will increase over the term of the Securities and you would be willing to invest in the Securities if the Upside Gearing was set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be set on the Trade Date).

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦  You would be willing to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦  You do not seek current income from your investment.

♦  You understand and accept the risks associated with the Underlyings.

♦  You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You seek an investment designed to provide a full return of principal at maturity.

♦  You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦  You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦  You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦  You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦  You believe that the level of the Least Performing Underlying will decline during the term of the Securities and the Final Underlying Level of the Least Performing Underlying is likely to be less than its Downside Threshold on the Final Valuation Date.

♦  You would not be willing to invest in the Securities if the Upside Gearing was set equal to the bottom of the range indicated on the cover hereof (the actual Upside Gearing will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦  You would be unwilling to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦  You prefer the lower risk, and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦  You seek current income from your investment.

♦  You do not understand or accept the risks associated with the Underlyings.

♦  You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 9 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlyings, see “Historical Information” in this pricing supplement.

Key Terms	Investment Timeline

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Five years. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlyings	The S&P 500® Index and the EURO STOXX 50® Index
Downside Threshold	For each Underlying, 50% of its Initial Underlying Level
Upside Gearing	Expected to be between 2.30 and 2.40. The actual Upside Gearing will be determined on the Trade Date.
Payment at Maturity (per Security)

If the Underlying Return of the Least Performing Underlying is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × (Underlying Return of the Least Performing Underlying × Upside Gearing)]

If the Underlying Return of the Least Performing Underlying is equal to or less than zero and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment calculated as follows:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying	The Underlying with the lowest Underlying Return.
Initial Underlying Level	The Closing Level of each Underlying on the Trade Date.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date.
Closing Level	The Closing Level of each Underlying on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Final Valuation Date	January 26, 2023, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	January 31, 2023, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP / ISIN	22549E101 / US22549E1010

Trade Date	The Closing Level of each Underlying (Initial Underlying Level) is observed, the Downside Thresholds are determined and the Upside Gearing is set.
The Final Underlying Level and Underlying Return of each Underlying are determined on the Final Valuation Date.
Maturity Date

If the Underlying Return of the Least Performing Underlying is greater than zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × (Underlying Return of the Least Performing Underlying × Upside Gearing)]

If the Underlying Return of the Least Performing Underlying is equal to or less than zero and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to $10.

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Upside Participation Rate	Upside Gearing
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlyings. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in that case, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of each Underlying as of the Trade Date. The volatility of each Underlying can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Least Performing Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return of the Least Performing Underlying and you may receive less than your initial investment amount even if the level of the Least Performing Underlying is greater than its Downside Threshold at that time. The stated payout on the Securities, including the application of the Downside Threshold and Upside Gearing, applies only if you hold the Securities to maturity.

♦	The Closing Level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the EURO STOXX 50® Index because both the EURO STOXX 50® Index and its component securities are valued in euros and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Foreign securities markets risk — Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the Securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to

U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the Securities.

♦	Because the Securities are linked to the performance of more than one Underlying, there is a greater risk of your sustaining a significant loss on your investment — The risk that you will lose some or all of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its respective Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Upside Gearing for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set. Increased risk resulting from lower correlation will be reflected in a higher Upside Gearing than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike securities linked to a basket of Underlyings, the Securities will be linked to the individual performance of each Underlying. Because the Securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Securities, if any, depends on the performance of the least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in instruments related to the Underlying. We, any dealer or any of our or their respective or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately seven months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investor’s expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Least Performing Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Five years
Downside Threshold:	50% of its hypothetical Initial Underlying Level
Upside Gearing:	2.30 (the bottom of the expected range of 2.30 to 2.40)

Example 1 — The level of the Least Performing Underlying increases by 10% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is greater than zero, and the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = 10%

Payment at Maturity = $10 + [$10 × (10% × 2.30)] = $12.30

Because the Underlying Return of the Least Performing Underlying is equal to 10%, the Payment at Maturity is equal to $12.30 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 12.30%.

Example 2 — The level of the Least Performing Underlying decreases by 20% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is negative, and the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -20%

Payment at Maturity = $10

Because the Underlying Return of the Least Performing Underlying is less than zero, but the Final Underlying Level of the Least Performing Underlying is equal to or greater than the Downside Threshold, Credit Suisse will pay you a Payment at Maturity equal to $10 per $10 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 3 — The level of the Least Performing Underlying decreases by 60% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Lowest Performing Underlying is negative, and the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -60%

Payment at Maturity = $10 + ($10 × -60%) = $4

Because the Underlying Return of the Least Performing Underlying is less than zero and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be fully exposed to any decline in the level of the Least Performing Underlying as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be fully exposed to any decline in the Least Performing Underlying, and you will lose a significant portion or all of your Principal Amount at maturity.

Hypothetical Payment at Maturity (per Security).

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level of the Least Performing Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return of the Least Performing Underlying	Return on the Securities	Payment at Maturity (per Security)
100%	230%	$33
90%	207%	$30.70
80%	184%	$28.40
70%	161%	$26.10
60%	138%	$23.80
50%	115%	$21.50
40%	92%	$19.20
30%	69%	$16.90
20%	46%	$14.60
10%	23%	$12.30
0%	0%	$10
−10%	0%	$10
−20%	0%	$10
−30%	0%	$10
−40%	0%	$10
−50%	0%	$10
−51%	−51%	$4.90
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Security. Such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Securities under Section 871(m) will be made as of the Trade Date for the Securities and it is possible that the Securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlyings based on the closing levels of the Underlyings from January 2, 2008 through December 29, 2017. The closing level of the S&P 500® Index on December 29, 2017 was 2673.61. The closing level of the EURO STOXX 50® Index on December 29, 2017 was 3503.96. The dotted purple lines on the graphs represent the hypothetical Downside Thresholds. The actual Downside Thresholds for the Underlyings will be based on the closing levels of the Underlyings on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the S&P 500® Index and the EURO STOXX 50® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in any accompanying underlying supplement.

Historical Information

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2008 through December 29, 2017, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Securities, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Securities are linked to the performance of more than one Underlying, there is a greater risk of your sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Upside Gearing for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set. Increased risk resulting from lower correlation will be reflected in a higher Upside Gearing than would be payable on securities that have a higher degree of correlation.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10.00 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.